Exhibit 99.1
SAVE THE WORLD AIR ANNOUNCES MANAGEMENT CHANGES
Los Angeles, October 5, 2005/PR Newswire- First Call/ — Save The World Air, Inc. (Pink Sheets: ZERO) announced today that Edward L. Masry has relinquished his responsibilities as Chief Executive Officer while retaining his position as Chairman of the Board. The Company’s Board of Directors named Eugene E. Eichler as the new Chief Executive Officer and he will also continue as Chief Financial Officer. Bruce H. McKinnon , who has been serving as Chief Operating Officer, was named President of the Company.
In announcing his decision to step down as Chief Executive Officer, Mr. Masry commented: “The Company has reached a phase in its development where a realignment of responsibilities is in order. We have built a dynamic management team over time that is ready to take our company from its research and development phase into a fully operational enterprise. I am extremely confident that Mr. Eichler and Mr. McKinnon will lead the Company into successful production and sales activities.”
The Board passed a resolution commending Mr. Masry for his outstanding achievements in assembling the current management team and his leadership over the past four years. “Ed Masry has been a guiding light for all of us,” observed Mr. Eichler. “We are appreciative of his tireless efforts and grateful that we will continue to benefit from his wisdom as Chairman of our Board of Directors.”
Save the World Air, Inc. is currently engaged in the research and development of devices using proprietary technologies that can be installed on motor vehicles, motorcycles and stationary engines to reduce harmful emissions, improve fuel efficiency and/or improve performance.
Safe Harbor Statement
The statements contained herein, which are not historical, are forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements, including, but not limited to, the company’s filings and future filings with the Securities and Exchange Commission, including those set forth in the company’s Annual Report on From 10-KSB for the year ended December 31, 2004.
For further information, please contact:
Eugene E. Eichler, CEO
Save The World Air, Inc.
+1-818-487-8000